                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                ______________

                                 SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               BUILDERS TRANSPORT
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   120084108
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                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement_____. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)
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CUSIP No. 120084108               13G                        Page  2 of 5  Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        National Commerce Bancorporation 62-0784645

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Tennessee

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER            1,016,138


        6  SHARED VOTING POWER          -0-


        7  SOLE DISPOSITIVE POWER       1,016,138


        8  SHARED DISPOSITIVE POWER     -0-


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


12 TYPE OF REPORTING PERSON*
   HC

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP NO.  120084108                SCHEDULE 13G                  PAGE 3 OF 5
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ITEM 1(A).     NAME OF ISSUER:
     BUILDERS' TRANSPORT
     --------------------------------------------------------------------------

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL OFFICES:
     2029 WEST DEKALB STREET, CAMDEN, SC  29020-7005
     --------------------------------------------------------------------------

ITEM 2(A).     NAME OF PERSON FILING:
     NATIONAL COMMERCE BANCORPORATION
     --------------------------------------------------------------------------

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
     ONE COMMERCE SQUARE, MEMPHIS, TN  38150
     --------------------------------------------------------------------------

ITEM 2(C).     CITIZENSHIP:
     TENNESSEE
     --------------------------------------------------------------------------

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
     COMMON
     --------------------------------------------------------------------------

ITEM 2(E).     CUSIP NUMBER:
     120084108
     --------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A :
          _____       (a)  Broker or dealer registered under Section 15 of
                           the Act,
            X         (b)  Bank as defined in Section 3(a)(6) of the Act,
          -----
          _____       (c)  Insurance Company as defined in Section 3(a)(19)
                           of the Act,
          _____       (d)  Investment Company registered under Section 8 of
                           the Investment Company Act,
          _____       (e)  Investment Advisor registered under Section 203
                           of the Investment Advisors act of 1940,
          _____       (f)  Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see 13d-
                           1(b)(1)(ii)(F),
          _____       (g)  Parent Holding Company, in accordance with Rule
                           13d-1 (b)(ii)(G); see Item 7,
          _____       (h)  Group, in accordance with Rule 13d-
                           1(b)(1)(ii)(H).
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CUSIP NO.  120084108                SCHEDULE 13G                  PAGE 4 OF 5
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ITEM 4.   OWNERSHIP.

     If the percent of the class owned, as of December 31 of the year covered by the statement , or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceed five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)   Amount beneficially owned:
           1,016,138
           ---------------------------------------------------------------------

     (b)   Percent of class:
           19.45%
           ---------------------------------------------------------------------

     (c)   Number of shares as to which such person has:
     (i)   Sole power to vote or to direct the vote 1,016,138
     (ii)  Shared power to vote or to direct the vote -0-
     (iii) Sole power to dispose or to direct the disposition of
           1,016,138
     (iv) Shared power to dispose or to direct the disposition of -0-

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           See attached exhibit.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           N/A
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CUSIP NO.  120084108                SCHEDULE 13G                  PAGE 5 OF 5
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ITEM 10.  CERTIFICATION.

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      __________________________________________
                                      (DATE)

                                      __________________________________________
                                      (SIGNATURE)

                                      DAVID D. FRANKS, VICE PRESIDENT AND TRUST
                                      ------------------------------------------
                                      CONTROLLER
                                      ----------
                                      (NAME/TITLE)